UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2008

Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On February 26, 2008, an "Event of Default" occurred under the two Secured Term Notes issued by Modtech Holdings, Inc. ("Modtech") to Laurus Master Fund, Ltd. ("Laurus") on October 31, 2006 and December 28, 2006, respectively (the "Notes"). The current aggregate principal balance of the Notes is approximately $14 million. Modtech's current aggregate monthly interest and principal payments under the Notes are $110,000 and $375,000, respectively.

The Event of Default was a result of Modtech's failure to meet the minimum balance of cash and eligible accounts receivables required under its Securities Purchase Agreements with Laurus, dated October 31, 2006 and December 28, 2006, respectively. Following the occurrence and during the continuance of the Event of Default, Modtech is required to pay additional interest on the outstanding principal balance of the Notes in an amount equal to two percent (2%) per month. This will increase the aggregate monthly interest payments on the Notes to approximately $390,000. Modtech and Laurus have agreed on the principal terms of an Amendment and Waiver Agreement that will cure the Event of Default and are in the process of finalizing the documentation. In addition, Modtech is in the process of attempting to close an equity financing of between $1.5 million and $2 million. The following two sentences are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act and are intended to be subject to the safe harbor provisions thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 3, 2008
Modtech Holdings, Inc.

	By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer